UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 5, 2001
(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Item 5. Other Events. On October 5, 2001, Community Bancorp. announced the earnings and other financial information for the period ended September 30, 2001. The Press Release is as follows:

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

                           Derby, VT                       October 3, 2001                      for immediate release

For more information contact: Richard C. White at (802)-334-7915

     Community Bancorp., the parent company of Community National Bank, has reported earnings for the quarter ended September 30, 2001, of $654, 867, or $0.18 per share, as compared to $632,348 or $0.18 per share for the same period a year ago. Year to date results show earnings of $1,784,761 or $0.50 per share, compared to $1,714,637 or $0.48 per share through the first nine months a year ago.

     As of September 30, the company reported assets of $269,919,321 with total loans of $184,867,799 and deposits of $222,704,479.

     In commenting on the company's growth and earnings performance, President Richard White said that the third quarter had been dominated by very strong loan demand as bank customers took advantage of lower interest rates to refinance or purchase new homes. He also said that the new Montpelier office was off to a very good start. "We have been very gratified with the reception we have received in this new market," White said. "This is a real tribute to the hard work of our staff and local advisory board," White added.

     The company's board of directors has declared a cash dividend of $0.16 per share, payable November 1, 2001 to shareholders of record as of October 15.

     Community National Bank is an independent community bank that has been serving its customers and communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury and Montpelier.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: October 5, 2001	/s/Stephen P. Marsh
Stephen P. Marsh,
Vice President & Treasurer